Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Alarum Technologies Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value per share	(1)	Other	5,000,000	$0.7785	$3,892,500.00	0.0001381	$537.55

Total Offering Amounts:						$3,892,500.00		537.55
Total Fee Offsets:								0.00
Net Fee Due:								$537.55

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions. The amount registered represents Ordinary Shares reserved for issuance upon the exercise of awards that may be granted under the plan to which this Registration Statement relates. The security class title is American Depository Shares, or ADSs, evidenced by American Depository Receipts, or ADRs, issuable upon deposit of Ordinary Shares, no par value, of Foresight Autonomous Holdings Ltd., are registered on a separate Registration Statement on Form F-6 (File No. 333-218251). Each ADS represents ten (10) Ordinary Shares. The proposed maximum offering price per share is based on the number of Ordinary Shares which may be issued under the Registrant’s Amended and Restated Global Incentive Plan that this Registration Statement on Form S-8 relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of the ADSs as reported on the Nasdaq Capital Market on May 22, 2026.